Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-8 of China Jo-Jo Drugstores, Inc. of our report dated June 15, 2023, with respect to the consolidated balance sheets of China Jo-Jo Drugstores, Inc. and its subsidiaries as of March 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years ended March 31, 2023 and 2022.

/s/ YCM CPA, Inc.

YCM CPA, Inc. (PCAOB ID 6781)

Irvine, California

March 12, 2024